Exhibit 99.1

SELECTED CONSOLIDATED FINANCIAL DATA

          The consolidated selected financial data set forth below presents the consolidated financial results of Ask Jeeves, Inc. and our subsidiaries and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and the related notes, included in this Current Report. The consolidated operating information set forth below for the periods in the three years ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2002 and 2001, are derived from and qualified by reference to our audited financial statements included in this Current Report. The consolidated operating information set forth below for the years ended December 31, 1999 and 1998, and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from and qualified by reference to our audited financial statements that are not included in this Current Report. Our historical results are not necessarily indicative of results for any future period.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(in thousands, except share and per share information)

Consolidated Statements of Operations Data:
Revenues	$65,048	$51,569	$71,799	$14,682	$577
Cost of revenues	19,295	20,526	22,691	4,509	603

Gross profit (loss)	45,753	31,043	49,108	10,173	(26)

Operating expenses:
Product development	13,286	14,242	14,537	6,027	1,104
Sales and marketing	25,943	29,741	65,182	25,666	1,614
General and administrative	15,138	17,461	27,070	6,952	1,100
Stock-based compensation	76	597	2,534	3,329	25
Amortization of goodwill and other intangible assets	—	22,823	82,581	—	—
Write-off of in-process technology	—	—	11,652	183	—
Impairment of long-lived assets	2,593	355,183	—	—	—
Restructuring costs	1,653	17,337	12,456	—	—

Total operating expenses	58,689	457,384	216,012	42,157	3,843

Operating loss	(12,936)	(426,341)	(166,904)	(31,984)	(3,869)
Gain on dissolution of joint venture	974	13,356	—	—	—
Interest and other income, net	1,106	3,221	2,252	1,735	52

Loss before income tax provision	(10,856)	(409,764)	(164,652)	(30,249)	(3,817)

Income tax provision	—	—	1,810	—	—

Loss from continuing operations	$(10,856)	$(409,764)	$(166,462)	$(30,249)	$(3,817)
Loss from discontinued operations	(10,447)	(15,494)	(23,144)	(22,680)	(2,989)

Net loss	$(21,303)	$(425,258)	$(189,606)	$(52,929)	$(6,806)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.27)	$(11.06)	$(4.84)	$(1.51)	$(0.42)
Loss from discontinued operations	$(0.25)	$(0.42)	$(0.67)	$(1.13)	$(0.32)

Net loss per share	$(0.52)	$(11.48)	$(5.51)	$(2.64)	$(0.74)

Weighted average shares outstanding used in computing basic and diluted net loss per share	40,698,137	37,032,933	34,399,200	20,046,959	9,162,624

Revenues from related parties	$6,189	$18,991	$12,308	$118	$—

	December 31,
	2002	2001	2000	1999	1998
	(in thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$44,440	$76,602	$104,966	$51,530	$8,511
Total assets	$72,176	$111,338	$537,867	$75,764	$9,933
Capital lease obligations, less current portion	$—	$573	$1,465	$2,351	$46
Total stockholders’ equity	$29,277	$47,214	$465,768	$41,451	$8,291